EXHIBIT 4(q)
CONSULTING AGREEMENT
Addendum #1

This Consulting Agreement Addendum #1 “Agreement” is made this __ day of August, 2008, by and between Steven G. Jones, whose address is ______________________________Salt Lake City, Utah ., hereinafter referred to as the "Consultant", and  Fonix Corporation, a Delaware corporation, whose principal place of business is located at 387 South 520 West  Suite 110, Lindon, UT 84042 , hereinafter referred to as "Company" or “Fonix.”

W I T N E S E T H:

WHEREAS, all terms and conditions of the Agreement “Consulting Agreement” between the Company and the Consultant dated June __, 2008 is in effect; and

WHEREAS,  the Company desires to expand additional assignments to the services of the Consultant relating to his consulting services as an independent contractor and not as an employee; and

WHEREAS, Consultant desires to consult with the Board of Directors, the officers of the Company, and the administrative staff, and to undertake for the Company consultation as to the direction of certain functions of the Company as described herein.

NOW, THEREFORE, it is agreed as follows:

1.   Term. The respective duties and obligations of the contracting parties shall be for a period of six (6) months commencing on the ____ day of August , 2008, and may be terminated by either party after giving thirty (30) days' written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this Agreement and duly communicated to the party giving notice.

2.   Consultation Assignment. In addition to the Consultation Assignment identified in the Consulting Agreement, Consultant shall be available to consult with the Board of Directors, the officers of the Company, and the heads of the administrative staff, at reasonable times, concerning matters pertaining to the commercialization and distribution of the Company’s technology and software for the Apple iPhone. In addition, Consultant shall represent the Company in such transactions as the CEO of the Company may specifically assign.

3.   Independent Contractor.  Consultant acknowledges that Consultant’s retention does not confer upon Consultant any ownership interest in or personal claim upon any license, right or product of the Company, nor does this Agreement confer any employment right on Consultant.  Consultant agrees that in performing his duties under this Agreement, he shall be operating as an independent contractor as that term is defined in United States Treasury Department regulations and United States Internal Revenue Service rulings and interpretations.  Nothing contained herein shall in any way constitute any association, partnership, employer/employee relationship, or joint venture between the parties hereto, or be construed to be evidence of the intention of the parties to establish any such relationship.  Neither party shall have any right, power or authority to make any representation nor to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other party in any manner whatsoever.  Both of the parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this Section 3.

4.   Confidentiality and Non-Disclosure.  Consultant acknowledges that in performance of services under this Agreement, he may acquire confidential information concerning Fonix technology, know-how, product development and marketing plans, business concepts, financial matters and other information which are valuable, special and unique assets of Fonix (herein “Information”).  Consultant will not, during or after the term of this Agreement, disclose any Information, no matter how acquired, to any person or entity for any reason or purpose outside of Consultant’s enumerated consulting activities as defined hereunder, and will not in any manner directly or indirectly aid or be a party to any acts, the effects of which would tend to divert, diminish or prejudice the technology, good will, business or business opportunities of Fonix.  In the event of a threatened breach by Consultant of the provisions of this paragraph, Fonix shall be entitled to an injunction restraining Consultant from disclosing any Information or from rendering any services to any person or entity to whom any Information has been disclosed or threatened to be disclosed.  Nothing herein shall be construed as prohibiting Fonix from pursuing any other remedies available to Fonix for actual breach of the provision of this paragraph, including the recovery of damages from Consultant.

(a)           In exchange for Fonix executing this Agreement and agreeing to the retention of Consultant’s services by Fonix, Consultant does hereby enter into the covenant of confidentiality set forth in this Section 4 (the “Confidentiality Covenant”) and acknowledges the adequacy of the consideration to support the Confidentiality Covenant.

(b)           The Confidentiality Covenant shall survive the expiration or termination of this Agreement.

5.   Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of Consultant, except when said acts or omissions of Consultant are due to willful misconduct or gross negligence. The Company shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this Agreement or in any way connected with the rendering of services hereunder, except when the same shall arise due to the willful misconduct or gross negligence of Consultant and Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

6.   Indemnification.  Consultant will indemnify and hold harmless Fonix and its directors, officers, and each person, if any, who controls Fonix within the meaning of the Securities Act of 1933, as amended (the “Act”), from and against any and all losses, claims, damages, expenses, liabilities or actions to which any of them may become subject under applicable law (including, without limitation, the Act) and will reimburse them or any legal or other expenses incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon Consultant’s willful misconduct or gross negligence.  The indemnification agreement contained in this paragraph shall remain in full force or effect, regardless of any investigation made by or on behalf of Consultant, and shall survive the consummation of the termination of this Agreement.

7.   Compensation. The Consultant shall receive from the Company for the performance of the services rendered to the Company pursuant to the terms of this Agreement one hundred twenty six million one hundred twenty six thousand one hundred twenty six (126,126,126) shares of Fonix Class A common stock (the “Compensation Shares”).  Any offer or issuance of the Compensation Shares under this Agreement shall be subject to the filing and effectiveness, at or prior to the time this Agreement is executed by Fonix, of a registration statement under the Act on Form S-8, covering the Compensation Shares.  The Compensation Shares be issued to Consultant promptly after the filing and effectiveness of a registration statement under the Act on Form S-8, covering the Compensation Shares.

8.   Representations and Warranties.  Consultant hereby makes the following representations and warranties to and for he benefit of the Company;

(a)           Consultant is an "Accredited Investor" as defined in Regulation D under the Act.

(b)           Consultant confirms that all documentation regarding the Company requested by Consultant has been made available by the Company for inspection and copying and that Consultant has been supplied with all additional information that has been required.

(c)            Consultant has such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect his interests in connection with this transaction, and his investment in the Company hereunder is not material when compared to his total financial capacity.

(d)           Consultant will acquire the Compensation Shares for investment and not with a view to the sale or distribution thereof.

(e)           Consultant acknowledges that the representations, warranties and agreements made by him herein shall survive the execution and delivery of this Agreement and the performance of services hereunder.

9.   Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association using a single arbitrator, and judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in the County of Salt Lake, State of Utah. In the event that arbitration and subsequent litigation results from or arises out of this Agreement or the performance thereof, the losing party agrees to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no arbitration proceeding shall be entertained or pursued if filed or commenced more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

10. Assignment.  The Consultant’s rights and duties pursuant to this Agreement are not assignable without the express written agreement of Fonix, which may be withheld for any reason or no reason.  Fonix may assign any of its rights or obligations hereunder.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah of the United States of America.

12. Amendment.  This Agreement may be amended only by the written consent of the parties.

13. Waiver.  No waiver of any breach or default of this Agreement by either party hereto shall be considered to be a waiver of any other breach of default of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CONSULTANT

By:	____________________________________________	Date: August __, 2008
Steven G. Jones

FONIX CORPORATION

By:	____________________________________________	Date: August __, 2008
Roger D. Dudley
CEO

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